Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

October 12, 2004

STATS ChipPAC Ltd.
5 Yishun Street 23
Singapore 768442

Ladies and Gentlemen:

     We are acting as U.S. counsel for STATS ChipPAC Ltd. (the “Company”), a company organized under the laws of the Republic of Singapore, in connection with the Company’s Registration Statement on Form F-3, combined with the Registration Statement on Form S-3 of ChipPAC, Inc. (“ChipPAC”), a wholly-owned subsidiary of the Company, (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), with respect to the registration under the Act of (i) the resale of 2.5% Convertible Subordinated Notes due 2008 (the “Notes”) issued by ChipPAC, (ii) the guarantee by the Company in respect of the Notes, and (iii) ordinary shares, par value S$0.25 per share, of the Company, underlying the American Depositary Shares of the Company (the “ADSs”) deliverable upon conversion of the Notes.

     For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement.

     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the prospectus constituting part of the Registration Statement under the caption “United States Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences” is an accurate summary of the material U.S. federal income tax consequences under currently applicable law of the ownership and disposition of the Notes and the ownership and disposition of ADSs deliverable upon conversion of the Notes. We adopt such discussion as our opinion.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

L.E.C.